Exhibit 99.1

News release
FOR IMMEDIATE RELEASE

CONTACT:	Glen Ponczak — Investors
(414) 524-2375

Monica Levy — Media
(414) 524-2695
JOHNSON CONTROLS REPORTS RECORD SALES AND EARNINGS IN Q2 2008; CONFIRMS
FULL-YEAR 2008 OUTLOOK FOR RECORD RESULTS
     MILWAUKEE, WISCONSIN, April 16, 2008 . . . .. . . . Johnson Controls, Inc. (JCI) today reported record sales and income from continuing operations for the second quarter of fiscal 2008. Sales increased 11% reflecting growth in each of its businesses. Diluted earnings per share from continuing operations increased to $0.48 from $0.44 last year (adjusted for a 3-for-1 stock split effective October 2, 2007); excluding non-recurring tax benefits in the second quarter of fiscal 2007, diluted earnings per share from continuing operations increased 30%, from $0.37. The reported earnings per share are at the top of the range forecast by the company in January. Each of the company’s businesses increased quarterly profits by more than 25% versus last year.
     The company also confirmed its full-year 2008 earnings guidance of 18% year-over-year growth.
     Chairman and Chief Executive Officer Stephen A. Roell said, “We continue to deliver strong sales and earnings growth in each of our businesses. We are executing on our growth strategies and improving our productivity and cost structure. Our focus on delivering greater value by improving comfort, safety and sustainability and our increasing presence in growing international markets will enable us to achieve a record performance in 2008.”
Second-Quarter 2008 Results
     Sales for the quarter ended March 31, 2008 rose 11% to a record $9.4 billion from $8.5 billion last year. Segment income was $453 million, up 29% from $351 million in the 2007 quarter. Income from continuing operations was $289 million, 28% higher than the prior year’s $225 million (excluding the non-recurring tax benefits) due to the higher segment income.
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News release

     Building efficiency sales increased 11% to $3.3 billion from $3.0 billion due to increased global demand for the company’s offerings for nonresidential buildings that improve energy efficiency and reduce greenhouse gas emissions. The company reported strong revenue growth in systems and services as well as global workplace solutions. Segment income increased 29% to $177 million from $137 million in 2007, due to the higher global volumes and improved margins. The backlog of uncompleted contracts at March 31, 2008 was $4.5 billion, up 15% versus the previous year, reflecting strong demand in domestic and international markets. Johnson Controls said that in the second quarter it was selected to participate in a multi-billion dollar, multi-year infrastructure upgrade program with the U.S. Air Force. The company also released new Metasys facility management system technology that increases its wireless connectivity capabilities.
     Power solutions sales were up 47% to $1.5 billion from $1.0 billion. The increase was primarily due to higher prices resulting from the pass-through of increased lead costs. Segment income increased 30% to $121 million from $93 million in the 2007 quarter due to operational efficiencies and improved performance of joint ventures in Asia. Excluding the impact of lead, power solutions margins in the 2008 quarter increased over the prior year. Johnson Controls said that it had successfully launched production of original equipment batteries for a new customer in the second quarter.
     Automotive experience sales for the second quarter of 2008 totaled $4.6 billion, up 2% from $4.5 billion. Revenues in Europe increased 9% while North American sales were 7% lower. Asia/Pacific revenues increased 8%. Industry light vehicle production in North America was down 8%, while in Europe it increased 1%. Segment income increased 28% to $155 million versus $121 million for the prior year quarter. Reflecting the benefits of operational efficiencies and improved pricing, North America income increased to $25 million from a loss of $1 million a year ago despite the lower production volume in the 2008 quarter. Income in Asia increased to $10 million from $2 million last year. The company said that its backlog of new business continued to increase in the second quarter as it received new interiors orders from Dacia, First Auto Works, Ford, General Motors, Kia, Nissan and Volkswagen.
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News release

2008 Full Year and Third-Quarter Outlook
     The fiscal 2008 full-year earnings outlook provided by the company on October 9, 2007 remains unchanged with diluted earnings per share from continuing operations increasing approximately 18% to $2.45 — $2.50 from $2.10 in 2007. The company increased its revenue forecast for the full year and now expects sales to grow 13% to $39 billion, versus the earlier guidance of $38 billion.
     For the third quarter of fiscal 2008, the company forecasts diluted earnings per share from continuing operations to increase 12 to 15%, to $0.74 to $0.76. This forecast excludes the potential impact on vehicle production from a prolonged labor strike of a supplier to a North American automotive customer.
     Mr. Roell said, “All three of our businesses participate in large, growing global markets. In addition, a significant portion of our revenues comes from recurring sources like commercial building services and aftermarket automotive batteries. Our business backlogs are strong and growing, giving us good visibility of our future earnings performance. We are focused on improving our cost structure, which will result in continued increases in the profitability of each of our businesses. With our diversified business portfolio, we are well positioned to achieve sustainable, profitable growth and are confident in our ability to achieve our financial targets.”
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Johnson Controls (NYSE: JCI — News) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2008 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, energy prices, the ability to mitigate the impact of higher raw material costs, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, changes to domestic and foreign tax rates as well as other factors discussed in the Company’s most recent Form 10-K filing (dated November 29, 2007) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

April 16, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales	$9,406	$8,492
Cost of sales	8,096	7,299

Gross profit	1,310	1,193

Selling, general and administrative expenses	(888)	(861)
Financing charges — net	(66)	(69)
Equity income	31	19

Income from continuing operations before income taxes and minority interests	387	282

Provision for income taxes	81	17
Minority interests in net earnings of subsidiaries	17	3

Income from continuing operations	289	262

Loss from discontinued operations, net of income taxes	—	(4)

Loss on sale of discontinued operations, net of income taxes	—	(30)

Net income	$289	$228

Diluted earnings per share from continuing operations	$0.48	$0.44

Diluted earnings per share	$0.48	$0.38

Diluted weighted average shares	601	598

Shares outstanding at period end	593	591

April 16, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Six Months Ended March 31,
	2008	2007
Net sales	$18,890	$16,702
Cost of sales	16,273	14,435

Gross profit	2,617	2,267

Selling, general and administrative expenses	(1,838)	(1,664)
Financing charges — net	(135)	(138)
Equity income	48	48

Income from continuing operations before income taxes and minority interests	692	513

Provision for income taxes	145	70
Minority interests in net earnings of subsidiaries	23	13

Income from continuing operations	524	430

Loss from discontinued operations, net of income taxes	—	(10)

Loss on sale of discontinued operations, net of income taxes	—	(30)

Net income	$524	$390

Diluted earnings per share from continuing operations	$0.87	$0.72

Diluted earnings per share	$0.87	$0.65

Diluted weighted average shares	602	596

Shares outstanding at period end	593	591

April 16, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	March 31,	September 30,
	2008	2007
ASSETS
Cash and cash equivalents	$233	$674
Accounts receivable — net	6,451	6,600
Inventories	2,209	1,968
Other current assets	1,716	1,630

Current assets	10,609	10,872

Property, plant and equipment — net	4,324	4,208
Goodwill	6,401	6,131
Other intangible assets — net	793	773
Investments in partially-owned affiliates	854	795
Other noncurrent assets	1,638	1,326

Total assets	$24,619	$24,105

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,017	$1,163
Accounts payable and accrued expenses	6,242	6,440
Other current liabilities	2,254	2,317

Current liabilities	9,513	9,920

Long-term debt	3,301	3,255
Minority interests in equity of subsidiaries	150	128
Other noncurrent liabilities	2,060	1,895
Shareholders’ equity	9,595	8,907

Total liabilities and shareholders’ equity	$24,619	$24,105

April 16, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Activities
Net income	$289	$228

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	194	188
Equity in earnings of partially-owned affiliates, net of dividends received	(22)	(15)
Minority interests in net earnings (loss) of subsidiaries	17	3
Deferred income taxes	(29)	(54)
Loss on sale of discontinued operations	—	30
Other — net	13	28
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(57)	(277)
Inventories	(68)	(43)
Accounts payable and accrued liabilities	47	353
Change in other assets and liabilities	(86)	14

Cash provided by operating activities	298	455

Investing Activities
Capital expenditures	(174)	(211)
Sale of property, plant and equipment	17	9
Acquisition of businesses, net of cash acquired	(43)	—
Business divestitures	—	35
Other — net	(42)	2

Cash used in investing activities	(242)	(165)

Financing Activities
Decrease in short and long-term debt — net	(89)	(270)
Payment of cash dividends	(78)	(126)
Other — net	(63)	26

Cash used in financing activities	(230)	(370)

Decrease in cash and cash equivalents	$(174)	$(80)

April 16, 2008

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Six Months Ended March 31,
	2008	2007
Operating Activities
Net income	$524	$390

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	385	374
Equity in earnings of partially-owned affiliates, net of dividends received	—	(32)
Minority interests in net earnings of subsidiaries	23	13
Deferred income taxes	(20)	(49)
Non-cash restructuring costs	—	30
Other — net	52	46
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	429	(128)
Inventories	(150)	(90)
Accounts payable and accrued liabilities	(763)	73
Change in other assets and liabilities	(4)	(20)

Cash provided by operating activities	476	607

Investing Activities
Capital expenditures	(361)	(441)
Sale of property, plant and equipment	32	17
Acquisition of businesses, net of cash acquired	(69)	—
Business divestitures	—	35
Other — net	(90)	(54)

Cash used in investing activities	(488)	(443)

Financing Activities
Decrease in short and long-term debt — net	(196)	(209)
Payment of cash dividends	(143)	(130)
Other — net	(90)	54

Cash used in financing activities	(429)	(285)

Decrease in cash and cash equivalents	$(441)	$(121)

April 16, 2008

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	(unaudited)			(unaudited)
(in millions)	2008	2007	%	2008	2007	%
Net Sales
Building efficiency	$3,299	$2,963	11%	$6,543	$5,885	11%
Automotive experience	4,650	4,541	2%	9,239	8,761	5%
Power solutions	1,457	988	47%	3,108	2,056	51%

Net Sales	$9,406	$8,492		$18,890	$16,702

Segment Income
Building efficiency	$177	$137	29%	$340	$260	31%
Automotive experience	155	121	28%	233	156	49%
Power solutions	121	93	30%	254	235	8%

Segment Income	$453	$351		$827	$651

Financing charges — net	(66)	(69)		(135)	(138)

Income from continuing operations before income taxes and minority interests	$387	$282		$692	$513

Net Sales
Products and systems	$7,593	$6,841	11%	$15,302	$13,533	13%
Services	1,813	1,651	10%	3,588	3,169	13%

	$9,406	$8,492		$18,890	$16,702

Cost of Sales
Products and systems	$6,725	$6,034	11%	$13,467	$11,944	13%
Services	1,371	1,265	8%	2,806	2,491	13%

	$8,096	$7,299		$16,273	$14,435

Building efficiency — Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience — Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions — Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Beginning in fiscal year 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding restructuring charges and net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Income Taxes
In June 2006, FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. The Company adopted FIN 48 as of October 1, 2007. Upon adoption, the Company increased its existing reserves for uncertain tax positions by $93 million. The increase was recorded as a cumulative effect adjustment to shareholders’ equity of $68 million and an increase to goodwill of $25 million related to prior year business combinations. As of the adoption date, the Company had gross tax affected unrecognized tax benefits of $616 million of which $475 million, if recognized, would affect the effective tax rate. Also as of the adoption date, the Company had accrued interest expense and penalties related to the unrecognized tax benefits of $75 million (net of tax benefit). The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense or goodwill, when applicable.
The tables below show a reconciliation of the provision for income taxes for the three and six months ended March 31, 2007 (in millions):

	Three Months Ended		Six Months Ended
	March 31, 2007		March 31, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$59	21.0%	$107	21.0%
Effective tax rate adjustment	(5)		—
Change in tax status of foreign subsidiary	(22)		(22)
Income tax audit resolutions	(15)		(15)

Provision for income taxes	$17	6.3%	$70	13.6%

April 16, 2008

The Company’s estimated annual base effective income tax rate for continuing operations declined in the second quarter of fiscal 2007 to 21.0% from the 23.0% used in the first quarter of fiscal 2007, primarily due to continuing tax planning initiatives. The adjustment to the effective tax rate resulted in a $5 million cumulative reduction in income tax expense for the three months ended March 31, 2007. In addition, the tax provision for the second quarter of fiscal 2007 also decreased as a result of a favorable $15 million income tax audit resolution and a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of this investment. This election changed the tax status of the respective subsidiary from a controlled foreign corporation (i.e., taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes.”